UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 27, 2015

RESTORATION HARDWARE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35720	45-3052669
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Suite K, Corte Madera, California 94925

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

In February 2015, Restoration Hardware Holdings, Inc. (the “Company”) purchased an aircraft for a total purchase price of $9.5 million in order to facilitate more efficient business travel by the Company’s management team in development of the Company’s business.

On March 27, 2015, Restoration Hardware, Inc. (“RHI”), a wholly-owned subsidiary of the Company and the operator of the aircraft, entered into an Aircraft Time Sharing Agreement (the “Time Sharing Agreement”) with Gary Friedman, the Company’s Chairman and Chief Executive Officer. The Time Sharing Agreement governs any use of the aircraft by Mr. Friedman for personal trips and provides that Mr. Friedman will lease the aircraft and pay RHI an amount equal to the aggregate actual expenses of each personal use flight based on the variable costs of the flight, with the amount of such lease payments not to exceed the maximum payment level established under the Federal Aviation Administration rules. Mr. Friedman shall also maintain a deposit with the Company, to be used towards payment of amounts due under the Time Sharing Agreement.

This description is qualified in its entirety by reference to the Time Sharing Agreement, which is filed with this Current Report as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Aircraft Time Sharing Agreement, entered into on March 27, 2015 by and between Restoration Hardware, Inc. and Gary G. Friedman

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESTORATION HARDWARE HOLDINGS, INC.

Dated: March 27, 2015	By:	/s/ Karen Boone
Karen Boone
Chief Financial and Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Aircraft Time Sharing Agreement, entered into on March 27, 2015 by and between Restoration Hardware, Inc. and Gary G. Friedman